Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea, California

We hereby consent to the use, in the Post-Effective Amendment No 2 to Form S-1 Registration Statement dated December 5, 2022 of Ministry Partners Investment Company, LLC, of our report dated March 23, 2022 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2021 and 2020 and for the years then ended contained in such Post-Effective Amendment No 2 to Form S-1 Registration Statement dated December 5, 2022.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Post-Effective Amendment No 1 to Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

December 5, 2022